Exhibit 99.1

Resort Savers, Inc.’s Wholly Owned Shenzhen Subsidiary to Acquire 51% Interest in Beijing Yandong Tieshan Oil Products Co., Ltd.

SHENZHEN, China, February 1, 2016 - Resort Savers, Inc. (OTCQB: RSSV) (the “Company”), a strategic investment and development company, today announced that the Company entered into an Exchange Agreement on January 29, 2016 (the “Exchange Agreement”) with Yang Baojin, a citizen of the People’s Republic of China, and the president and majority owner of Beijing Yandong Tieshan Oil Products Co., Ltd., a corporation organized under the laws of the People’s Republic of China  (“BYTOC”), and Huaxin Changrong (Shenzhen) Technology Service Co., Ltd., a corporation organized under the laws of the People’s Republic of China (“Shenzhen”), which is a newly wholly owned subsidiary of the Company’s wholly owned subsidiary, Xing Rui International Investments Holding Group Co., Ltd., a Seychelles corporation.

Under the Exchange Agreement, at the closing of the transactions thereunder, the Company will issue 6,000,000 shares of its Common Stock to Mr. Baojin, and Mr. Baojin shall transfer to Shenzhen an ownership interest in BYTOC such that Shenzhen will own a 51% interest in BYTOC (the “Exchange”).

The transactions under the Exchange Agreement closed on January 29, 2016.

More details on the Share Exchange are available in the Company’s filings with the Securities and Exchange Commission, which may be accessed here: http://www.sec.gov/cgi-bin/browse-edgar?company=resort+savers&owner=exclude&action=getcompany.

About Resort Savers, Inc.

Resort Savers, Inc. is a strategic acquisition and development company focused on identifying and acquiring high demand, revenue-generating assets. The Company is currently developing and investing in the oil and gas industry and real estate development. For more information on Resort Savers, Inc. please visit http://www.resortsaversinc.com.

Forward-Looking Statements

Except for the historical matters contained herein, this release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements contained in this release that are not historical facts, including, without limitation, statements that relate to the Company’s expectations with regard to the future impact on the Company’s results from new products in development, may be deemed to be forward-looking statements. Words such as “expects”, “intends”, “plans”, “may”, “could”, “should”, “anticipates”, “likely”, “believes” and words of similar import also identify forward-looking statements. These statements are subject to risks and uncertainties. Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined and assumptions of management. Readers are urged not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Except as may be required under applicable law, we assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release. This release should be read in conjunction with Resort Savers’ Annual Report on Form 10-K and its other filings with the U.S. Securities and Exchange Commission through the date of this release, which identifies important factors that could affect the forward-looking statements in this release.

Contact:
Resort Savers, Inc.
Rex Cheung
zhou@resortsaversinc.com
 +1 (754) 800-4429